Exhibit 10.13.2

THIRD AMENDMENT TO OFFICE LEASE

This Third Amendment to Office Lease (this “Third Amendment”) is dated as of January 24, 2022, by and between Aero-Tech Investments, LLC, a Colorado limited liability company (“Landlord”), and Biodesix, Inc., a Delaware corporation (“Tenant”).

Recitals

A.
Landlord and Tenant entered into that certain Office Lease dated as of October 5, 2011, as amended by that certain First Amendment to Office Lease dated as of May 31, 2016 (the “First Amendment”), that certain Second Amendment to Office Lease dated as of August 29, 2017, and the Letter Agreement dated June 30, 2021 (collectively, the “Lease”) pursuant to which Tenant leased certain space as further described in the Lease of the building having a street address of 2970 Wilderness Place, Colorado 80301 (the “Building”) and containing approximately 34,595 rentable square feet of space.

B.
The Term of the Lease is scheduled to expire on January 14, 2023, and Tenant desires to extend the Term for an additional twelve (12) months with the option to accelerate Expiration Date at any time on not less than ninety (90) days’ notice to Landlord.

C.
Landlord and Tenant desire to amend the Lease on the terms and conditions set forth in this Third Amendment.

Amendment

NOW, THEREFORE, in consideration of the foregoing and the promises and conditions of this Third Amendment, the parties agree as follows:

1.
Capitalized Terms. All capitalized terms not otherwise defined in this Third Amendment shall have the same meanings as defined in the Lease.

2.
Extension of Term. The Term is hereby extended such that the Expiration Date, as set forth in the Summary of Basic Lease Information comprising a portion of the Lease, is hereby amended, and restated to be January 14, 2024. The period from January 15, 2023, through and including January 14, 2024, is referred to herein as the “Extended Term”.

3.
Additional Amendments to Lease:

3.1
During the Extended Term, the Annual Base Rent shall be $28.00/Square Foot/Year.
3.2
In the event Tenant subleases the Premises or any portion thereof prior to the expiration of the Lease, Landlord will receive 100% of any net profits above the Rent payable by Tenant under the Lease.
3.3
Addendum One to the Lease (which was previously amended and restated in its entirely pursuant to the First Amendment) is hereby deleted in its entirety and is of no further force or effect.
3.4
Tenant shall have the right (the “Early Termination Option”) to accelerate the Expiration Date with respect to the entire Premises only, from the scheduled Expiration Date to the last day of any calendar month during the Term, as extended by this Amendment, on not less than ninety (90) days’ prior written notice to Landlord. If Tenant validly exercises the Early Termination Option, then (i) notwithstanding any contrary provision of the Lease, but subject to the terms of this section, the Term of the Lease shall expire, with respect to the entire Premises, on such accelerated Expiration Date with the same force and effect as if such term were, by the provisions of the Lease, fixed to expire on such accelerated Expiration Date; and (ii) without limiting the foregoing, (A) Tenant shall surrender the Premises to Landlord in accordance with the terms of the Lease on or before such accelerated Expiration Date, (B) Tenant shall remain liable for all Rent and other amounts payable under the Lease for the period up to and to and including such accelerated Expiration Date, even though billings for such amounts may occur after such accelerated Expiration Date, (C) Tenant’s restoration obligations in respect of the Premises shall be as set forth in the Lease, (D) if Tenant fails to surrender all or any portion of the Premises on or before such accelerated Expiration Date, Tenant’s tenancy shall be subject to Article 23 (Holdover) of the Lease, and (E) any other rights or obligations of Landlord or Tenant under the Lease which, in the absence of the early termination of the Term, would have survived the scheduled Expiration Date shall survive such accelerated Expiration Date. Notwithstanding any contrary provision of the Lease, from and after the date Tenant duly exercises the Early Termination Option, Tenant shall not assign the Lease or sublease all or any portion of the Premises for any period following such accelerated Expiration Date.

4.
Counterparts; Facsimile, PDF. This Third Amendment may be executed in any number of identical counterparts, all of which, when taken together, shall constitute the same instrument. A facsimile or .pdf copy of this Third Amendment shall be deemed an original for all relevant purposes. Time is of the essence with respect to all rights and obligations of the parties under this Third Amendment.

5.
Ratification. Except as modified by this Third Amendment, the Lease shall remain otherwise unmodified and in full force and effect and the parties ratify and confirm the terms of the Lease as modified by this Third Amendment. The Lease (as amended hereby) contains the entire agreement between Landlord and Tenant as to the Premises, and there are no other agreements, oral or written, between Landlord and Tenant relating to the Premises.

6.
Conflict. Except as modified hereby, the Lease shall be and remain in full force and effect. In the event of any conflict between the terms of the Lease and the terms of this Third Amendment, the terms of this Third Amendment shall control.

7.
Broker. Tenant covenants, warrants and represents to Landlord that no broker or other similar agent represented Tenant in the negotiation of this Amendment other than Cushman & Wakefield (Steve Billigmeier and Rob Bain) (“Tenant’s Broker”). Landlord covenants, warrants and represents to Tenant that no broker or other similar agent represented Landlord in the negotiation of this Amendment. Each party agrees to and hereby does defend, indemnify and hold the other harmless against and from any brokerage commissions or finder’s fees or claims therefore by a party other than Tenant’s Broker claiming to have dealt with the indemnifying party and all costs, expenses and liabilities in connection therewith, including, without limitation, reasonable attorneys’ fees and expenses, for any breach of the foregoing. The foregoing indemnification shall survive the termination or earlier expiration of the Lease.

[Signatures on Following Page]

IN WITNESS WHEREOF, Landlord and Tenant have executed this Third Amendment as of the day and year first above written.

LANDLORD: AERO-TECH INVESTMENTS, LLC, a Colorado limited liability company

By: /s/ AARON CLAMAN

Aaron Claman, its Manager

TENANT: BIODESIX, INC. a Delaware corporation

By: /s/ ROBIN HARPER COWIE

Robin Harper Cowie, its CFO